Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-239610

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated February 19, 2021. GS Finance Corp. $ Leveraged Invesco Solar ETF-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be March 10, 2025) is based on the performance of the Invesco Solar ETF (ETF) as measured from the trade date (expected to be March 5, 2021) to and including the determination date (expected to be March 5, 2025).

The return on your notes is linked to the performance of the ETF, and not to that of the MAC Global Solar Energy Index (index) on which the ETF is based.  The ETF employs a “full replication” methodology in seeking to track the index, meaning that it generally will invest in all of the securities comprising the index in proportion to their weightings in the index.  However, under various circumstances, the ETF follows a strategy of “representative sampling”, which means the ETF’s holdings are not the same as those of its index.  The performance of the ETF may significantly diverge from that of its index.

If the final ETF level on the determination date is greater than the initial ETF level (set on the trade date), the return on your notes will be positive and will equal the participation rate of 4 times the ETF return, subject to the maximum settlement amount of $2,000 for each $1,000 face amount of your notes. If the final ETF level declines by up to 40% from the initial ETF level, you will receive the face amount of your notes.

If the final ETF level declines by more than 40% from the initial ETF level, the return on your notes will be negative. You could lose your entire investment in the notes.

To determine your payment at maturity, we will calculate the ETF return, which is the percentage increase or decrease in the final ETF level from the initial ETF level. At maturity, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●

if the ETF return is positive (the final ETF level is greater than the initial ETF level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 4 times (c) the ETF return, subject to the maximum settlement amount;

●	if the ETF return is zero or negative but not below -40% (the final ETF level is equal to the initial ETF level or is less than the initial ETF level, but not by more than 40%), $1,000; or
●

if the ETF return is negative and is below -40% (the final ETF level is less than the initial ETF level by more than 40%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the ETF return. You will receive less than 60% of the face amount of your notes.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-10.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $905 and $945 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be March 10, 2021	Original issue price:	100% of the face amount
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

* See “Supplemental Plan of Distribution; Conflicts of Interest” on page PS-28 for additional information regarding the fees comprising the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No.      dated         , 2021.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $905 and $945 per $1,000 face amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $     per $1,000 face amount).

Prior to        , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through         ). On and after        , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

●General terms supplement no. 8,671 dated July 1, 2020

●Prospectus supplement dated July 1, 2020

●Prospectus dated July 1, 2020

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement. The notes will be issued in book-entry form and represented by a master global note.

TERMS AND CONDITIONS

(Terms From Pricing Supplement No.     Incorporated Into Master Note No. 2)

These terms and conditions relate to pricing supplement no.     dated         , 2021 of GS Finance Corp. and The Goldman Sachs Group, Inc. with respect to the issuance by GS Finance Corp. of its Leveraged Invesco Solar ETF -Linked Notes due    and the guarantee thereof by The Goldman Sachs Group, Inc.

The provisions below are hereby incorporated into master note no. 2, dated July 1, 2020. References herein to “this note” shall be deemed to refer to “this security” in such master note no. 2, dated July 1, 2020. Certain defined terms may not be capitalized in these terms and conditions even if they are capitalized in master note no. 2, dated July 1, 2020. Defined terms that are not defined in these terms and conditions shall have the meanings indicated in such master note no. 2, dated July 1, 2020, unless the context otherwise requires.

CUSIP / ISIN: 40057FJA3 / US40057FJA30

Company (Issuer): GS Finance Corp.

Guarantor: The Goldman Sachs Group, Inc.

Underlier: the Invesco Solar ETF (current Bloomberg symbol: “TAN UP Equity”), or any successor underlier, as it may be modified, replaced or adjusted from time to time as provided herein

Underlying index:  with respect to the Invesco Solar ETF, the MAC Global Solar Energy Index

Face amount: $            in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date.

Authorized denominations: $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount: On the stated maturity date, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

●	if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;
●

if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the underlier return;

●	if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the trigger buffer level, $1,000; or
●	if the final underlier level is less than the trigger buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the underlier return

Initial underlier level (set on the trade date):

Final underlier level: the closing level of the underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of the underlier” below

Cap level: 125% of the initial underlier level

Maximum settlement amount: $2,000

Upside participation rate: 400%

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Trigger buffer level: 60% of the initial underlier level

Trade date: expected to be March 5, 2021

Original issue date (set on the trade date): expected to be March 10, 2021

Determination date (set on the trade date): expected to be March 5, 2025, unless the calculation agent determines that a market disruption event occurs or is continuing on such day or such day is not a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. However, the determination date will not be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date. If a market disruption event occurs or is continuing on the day that is the last possible determination date or such last possible day is not a trading day, that day will nevertheless be the determination date.

Stated maturity date (set on the trade date): expected to be March 10, 2025, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Closing level: for any given trading day, the closing sale price or last reported sale price, regular way, for the underlier, on a per-share or other unit basis:

●	on the principal national securities exchange on which that underlier is listed for trading on that day, or
●	if the underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of that underlier.

If the underlier is not listed or traded as described above, then the closing level for the underlier on any day will be the average, as determined by the calculation agent, of the bid prices for the underlier obtained from as many dealers in the underlier selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level is subject to adjustment as described under “— Anti-dilution adjustments” below.

Trading day: a day on which (i) the exchange on which the underlier has its primary listing is open for trading and (ii) the price of one share of the underlier is quoted by the exchange on which such underlier has its primary listing

Successor underlier: any substitute underlier approved by the calculation agent as a successor underlier as provided under “— Discontinuance or modification of the underlier” below

Underlier investment advisor: at any time, the person or entity, including any successor investment advisor, that serves as an investment advisor to the underlier as then in effect

Underlier stocks: at any time, the stocks that comprise the underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to the underlier:

●

a suspension, absence or material limitation of trading in the underlier on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

●

a suspension, absence or material limitation of trading in option or futures contracts relating to the underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

●	the underlier does not trade on what was the primary market for the underlier, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

●	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
●	a decision to permanently discontinue trading in option or futures contracts relating to the underlier.

For this purpose, an “absence of trading” in the primary securities market on which shares of the underlier are traded, or on which option or futures contracts, if available, relating to the underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in shares of the underlier or in option or futures contracts, if available, relating to the underlier in the primary market for the underlier or those contracts, by reason of:

●	a price change exceeding limits set by that market,
●	an imbalance of orders relating to the shares of the underlier or those contracts, or
●	a disparity in bid and ask quotes relating to the shares of the underlier or those contracts,

will constitute a suspension or material limitation of trading in shares of the underlier or those contracts in that market.

Consequences of a market disruption event or a non-trading day: If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination date” above.

If the calculation agent determines that the closing level of the underlier that must be used to determine the cash settlement amount is not available on the last possible determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or modification of the underlier” below), the calculation agent will nevertheless determine the closing level of the underlier based on its assessment, made in its sole discretion, of the level of the underlier on that day.

Discontinuance or modification of the underlier: If the underlier is delisted from the exchange on which the underlier has its primary listing and the underlier investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to the underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the amount payable on the stated maturity date by reference to such successor underlier.

If the calculation agent determines that the underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlier.

If the calculation agent determines that the underlier, the underlier stocks or the method of calculating the underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of the underlier stocks and whether the change is made by the underlier investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason —then the calculation agent will be permitted (but not required) to make such adjustments in the underlier or the method of its calculation as it believes are appropriate to ensure that the final underlier level, used to determine the amount payable on the stated maturity date, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Anti-dilution adjustments: The calculation agent will have discretion to adjust the closing level of the underlier if certain events occur (including those described above under “— Discontinuance or modification of the underlier”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of the underlier or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as a pre-paid derivative contract in respect of the underlier.

Overdue principal rate: the effective Federal Funds rate

LIMITED EVENTS OF DEFAULT

The only events of default for the notes are (i) payment defaults that continue for a 30 day-grace period and (ii) certain insolvency events. No other breach or default under our senior debt indenture or the notes will result in an event of default for the notes or permit the trustee or holders to accelerate the maturity of the notes - that is, they will not be entitled to declare the face or principal amount of any notes to be immediately due and payable. See “Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements” and “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default — Securities Issued Under the 2008 GSFC Indenture” in the accompanying prospectus for further details.

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; the underlier level on any day throughout the life of the notes, including the final underlier level on the determination date, cannot be predicted. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes. For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-10 of this pricing supplement. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	400%
Cap level	125% of the initial underlier level
Maximum settlement amount	$2,000
Trigger buffer level	60% of the initial underlier level
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting  the underlier, any of the underlier stocks or the policies of the underlier’s investment advisor or the method by which the underlying index sponsor calculates its underlying index

Notes purchased on original issue date at the face amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
250.000%	200.000%
200.000%	200.000%
175.000%	200.000%
150.000%	200.000%
125.000%	200.000%
120.000%	180.000%
115.000%	160.000%
110.000%	140.000%
100.000%	100.000%
90.000%	100.000%
85.000%	100.000%
80.000%	100.000%
60.000%	100.000%
59.999%	59.999%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 250.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount, or 200.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 125.000% of the initial underlier level.

The following chart shows a graphical illustration of the hypothetical cash settlement amounts that we would pay on your notes on the stated maturity date, if the final underlier level were any of the hypothetical levels shown on the horizontal axis. The hypothetical cash settlement amounts in the chart are expressed as percentages of the face amount of your notes and the hypothetical final underlier levels are expressed as percentages of the initial underlier level. The chart shows that any hypothetical final underlier level of less than 60.000% (the section left of the 60.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level of greater than or equal to 125.000% (the section right of the 125.000% marker on the horizontal axis) would result in a capped return on your investment.

Note Performance
Underlier Performance
Hypothetical Cash Settlement Amount as % of Face Amount
200%
100%
60%
125%
0
25
50
75
100
125
150
175
200
Hypothetical Final Underlier Level as % of Initial Underlier Level

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-11.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, which we will set on the trade date, and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,671. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 8,671. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “ — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Notes

— Your Notes May Not Have an Active Trading Market” on page S-10 of the accompanying general terms supplement no. 8,671.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 68 of the accompanying prospectus.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date

The final underlier level will be based on the closing level of the underlier on the determination date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing level of the underlier dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the underlier prior to such drop in the level of the underlier. Although the actual level of the underlier on the stated maturity date or at other times during the life of your notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the underlier as measured from the initial underlier level set on the trade date to the closing level on the determination date. If the final underlier level is less than the trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the underlier return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlier Level

If the final underlier level is less than the trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlier level to the trigger buffer level will not result in a loss of principal on the notes, a decrease in the final underlier level to less than the trigger buffer level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the underlier.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

●	the level of the underlier;
●	the volatility – i.e., the frequency and magnitude of changes – in the closing level of the underlier;
●	the dividend rates of the underlier stocks;
●

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier;

●	interest rates and yield rates in the market;
●	the time remaining until your notes mature; and
●

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underlier based on its historical performance.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the maximum settlement amount. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against  the underlier stocks or any other rights of a holder of the underlier stocks.  Your notes will be paid in cash and you will have no right to receive delivery of any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the trigger buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to face amount. For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower positive return in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, if you purchase your notes at a premium to face amount, the trigger buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier or Any Underlier Stocks

The return on your notes will not reflect the return you would realize if you actually owned the underlier or underlier stocks and received the distributions paid on the shares of the underlier. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers or the shares of the underlier. See “—You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock

Investing in your notes will not make you a holder of any shares of the underlier or any underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier or the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier or the underlier stocks or any other rights of a holder of any shares of the underlier or the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underlier or any underlier stocks.

Additional Risks Related to the Invesco Solar ETF

The Underlier Is Exposed to Solar Industry Risk

The underlier seeks to track the investment results, before fees and expenses, of the net total return version of the MAC Global Solar Energy Index, which is designed to track the global solar energy equity sector. The value of stocks that comprise the energy sector and the prices of energy may decline. The alternative energy industry can be significantly affected by obsolescence of existing technology, short product lifecycles, falling prices and profits, competition from new market entrants and general economic conditions. This industry can also be significantly affected by fluctuations in energy prices and supply and demand of alternative energy fuels, energy conservation, the success of exploration projects, tax incentives, subsidies and other government regulations and policies. Companies in this industry may be adversely affected by commodity price volatility, changes in exchange rates, imposition of import controls, availability of certain inputs and materials required for production, depletion of resources, technological developments and labor relations. Solar energy companies are particularly affected by government subsidies and regulation. If government subsidies and economic incentives for solar power are reduced or eliminated, the demand for solar energy may decline and cause corresponding declines in the revenues and profits of solar energy companies. Existing regulations and policies, and changes to such regulations and policies, may present technical, regulatory and economic barriers to the purchase and use of solar power products, thus reducing demand for such products. If solar power technology is not suitable for widespread adoption, or sufficient demand for solar power products does not develop or takes long periods of time to develop, the revenues of solar power companies may decline. Recently, the price of oil has declined significantly and experienced significant volatility, which may materially impact companies operating in the solar energy sector. Shares of companies involved in the solar energy sector have historically been more volatile than shares of companies operating in more established industries. Certain valuation methods currently used to value companies involved in the solar energy sector have not been in widespread use for a significant period of time. As a result, the use of these valuation methods may serve to further increase the volatility of certain solar energy company share prices.

The Underlier is Concentrated in the Information Technology Sector and Does Not Provide Diversified Exposure

The underlier is not diversified. The underlier’s assets are concentrated in the information technology sector, which means the underlier is more likely to be more adversely affected by any negative performance of the information technology sector than an underlier that has more diversified holdings across a number of sectors. Companies in the information technology sector may be adversely affected by the failure to obtain, or delays in obtaining, financing or regulatory approval, intense competition, both domestically and internationally, product compatibility, consumer preferences, corporate capital expenditure, rapid obsolescence and competition for the services of qualified personnel. Companies in the information technology sector also face competition or potential competition with numerous alternative technologies. In addition, the highly competitive information technology sector may cause the prices for these products and services to decline in the future. Information technology companies may have limited product lines, markets, financial resources or personnel. Companies in the information technology sector are heavily dependent on patent and intellectual property rights. The loss or impairment of these rights may adversely affect the profitability of these companies. The information technology sector is subject to rapid and significant changes in technology that are evidenced by the increasing pace of technological upgrades, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, developments in emerging wireless transmission technologies and changes in customer requirements and preferences. The success of sector participants depends substantially on the timely and successful introduction of new products.

The Policies of the Underlier’s Investment Advisor, Invesco Capital Management LLC, and the Sponsor of Its Underlying Index, MAC Indexing, LLC, Could Affect the Amount Payable on Your Notes and Their Market Value

The underlier’s investment advisor, Invesco Capital Management LLC (the “underlier investment advisor”) may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlier investment advisor concerning the calculation of the net asset value of the underlier, additions, deletions or substitutions of securities in the underlier and the manner in which changes affecting its underlying index are reflected in the underlier that could affect the market price of the shares of the underlier, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the underlier investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlier, or if the underlier investment advisor discontinues or suspends calculation or publication of the net asset value of the underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent - which initially will be GS&Co. - may determine the closing level of the underlier on the determination date - and thus the amount payable on the maturity date - in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the closing level on the determination date and the amount payable on your notes more fully under “Terms and Conditions - Discontinuance or modification of the underlier” on page PS-5 of this pricing supplement.

In addition, MAC Indexing, LLC (the “underlying index sponsor”) owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the underlier and, therefore, the amount payable on your notes and their market value.

There is No Assurance That an Active Trading Market Will Continue for the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the underlier’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

In addition, the underlier is subject to management risk, which is the risk that the underlier investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlier investment advisor may select up to 10% of the underlier’s assets to be invested in securities (including other funds) not included in its underlying index and in money market instruments. In addition, the underlier’s investment advisor may be permitted to engage in securities lending with respect to a portion of an underlier's total assets, which could subject the underlier to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all. The underlier is also not actively managed and may be affected by a general decline in market segments relating to its underlying index. The underlier investment advisor invests in securities included in, or representative of, its underlying index regardless of their investment merits. The underlier investment advisor does not attempt to take defensive positions in declining markets.

In addition, the underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, the underlier is subject to listing standards adopted by NYSE Arca. There can be no assurance that the underlier will continue to meet the applicable listing requirements, or that the underlier will not be delisted.

The Underlier and Its Underlying Index are Different and the Performance of the Underlier May Not Correlate with the Performance of Its Underlying Index

Although the underlier generally will invest at least 90% of its total assets in the securities that comprise its underlying index, the underlier may not hold all or substantially all of the equity securities included in its underlying index and may hold securities or assets not included in its underlying index. For example, it is possible that the underlier may not always fully replicate the performance of its underlying index due to unavailability of certain index constituents in the secondary market or due to other extraordinary circumstances (e.g., if trading in a security has been halted). Further, although the underlier seeks to track the performance of its underlying index, the underlier’s return may not match or achieve a high degree of correlation with the return of its underlying index due to, among other things, transaction costs.

In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of its underlying index and this may increase the tracking error of the underlier. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlier and its underlying index. Finally, because the shares of the underlier are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of its underlying index. Consequently, the return on the notes will not be the same as investing directly in the underlier or in its underlying index or in the underlier stocks or in its underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of its underlying index.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The value of your notes is linked to an underlier that holds, in part, stocks traded in one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the underlier is not traded, the value of the securities underlying the underlier may change on days when shareholders will not be able to purchase or sell shares of the underlier. This could result in premiums or discounts to the underlier’s net asset value that may be greater than those experienced by an underlier that does not hold foreign assets.

Further, the underlier may hold stocks issued by companies incorporated in, based in or with operations in emerging market countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlier investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the underlier.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Return on the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlier with underlier stocks from one or more securities markets depending on the nature of such government regulatory action and the underlier stocks that are affected. For example, in response to recent executive orders, an underlier sponsor may remove underlier stocks from its underlier that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus. If government regulatory action results in the removal of underlier stocks that have (or historically have had) significant weight in such an underlier, such removal could have a material and negative effect on the level of such underlier and, therefore, your return on the notes.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The underlier holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the underlier that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the underlier may not increase even if the non-dollar value of the asset held by the underlier increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

●	existing and expected rates of inflation;
●	existing and expected interest rate levels;
●	the balance of payments among countries;
●	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
●	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and level of the underlier could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates. If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Your Notes May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIER

The shares of the Invesco Solar ETF (the “ETF”) are issued by the Invesco Exchange-Traded Fund Trust II (the “trust”), a registered investment company.

•	The ETF seeks to track the investment results, before fees and expenses, of the net total return version of the MAC Global Solar Energy Index (the “index”);
•	Invesco Capital Management LLC currently serves as the investment advisor to the ETF (the “investment advisor”);
•	The ETF’s shares trade on the NYSE Arca under the ticker symbol “TAN”;
•	The trust’s SEC CIK Number is 0001378872;
•	The ETF’s inception date was April 15, 2008; and
•	The ETF’s shares are issued or redeemed only in creation units of 80,000 shares or multiples thereof.

We obtained the following fee information from the investment advisor website without independent verification.

The ETF pays the investment advisor for its services an annual fee equal to 0.50% of the ETF’s average daily net assets (the “advisory fee”).

The ETF is responsible for all of its own expenses, including, but not limited to, the advisory fee, costs of transfer agency, custody, fund administration, legal, audit and other services, interest, taxes, indirect fees and expenses that the ETF incurs from investing in the shares of other investment companies (“acquired fund fees and expenses”), if any, brokerage commissions and other expenses connected with executions of portfolio transactions, sub-licensing fees related to the index, any distribution fees or expenses, litigation expenses, fees payable to the trust’s board members and officers who are not “interested persons” of the trust or the investment advisor, expenses incurred in connection with the board members’ services, including travel expenses and legal fees of counsel for those members of the board who are not “interested persons” of the trust or the investment advisor and extraordinary expenses.

The trust and the investment advisor have entered into an amended and restated excess expense agreement (the “expense agreement”) on behalf of the ETF pursuant to which the investment advisor has agreed to waive fees and/or pay ETF expenses to the extent necessary to prevent the operating expenses of the ETF (excluding interest expenses, licensing fees, offering costs, brokerage commissions and other trading expenses, taxes, acquired fund fees and expenses, if applicable, and extraordinary expenses) from exceeding 0.65% of its average daily net assets per year (the “expense cap”), at least until August 31, 2022.

The offering costs excluded from the expense cap for the ETF are: (a) initial legal fees pertaining to the ETF’s shares offered for sale; (b) initial Securities Exchange Commission (“SEC”) and state registration fees; and (c) initial fees paid to be listed on an exchange.

The expense agreement provides that the fees waived and/or expenses borne by the investment advisor are subject to recapture by the investment advisor for up to three years from the date the fees were waived or the expenses were incurred, but no recapture payment will be made by the ETF if it would result in the ETF exceeding (i) the expense cap or (ii) the expense cap in effect at the time the fees and/or expenses subject to recapture were waived and/or borne by the investment advisor.

The ETF may invest in money market funds that are managed by affiliates of the investment advisor. The indirect management fee that the ETF will incur through such investments is in addition to the investment advisor’s advisory fee. Therefore, the investment advisor has agreed to waive the advisory fee that it receives in an amount equal to the indirect management fees that the ETF incurs through its investments in affiliated money market funds through at least August 31, 2022. There is no guarantee that the investment advisor will extend the waiver of these fees past that date.

In addition to the advisory fee, the ETF pays its other expenses at an annual rate of 0.19% of the ETF’s average daily net assets. As of December 31, 2020, the expense ratio of the ETF was 0.69% per annum.

For additional information regarding the trust or the investment advisor, please consult the reports (including the Annual Report to Shareholders on Form N-CSR for the fiscal year ended August 31, 2020) and other information the trust files with the Securities Exchange Commission.  In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the investment advisor website at invesco.com/us/financial-products/etfs/product-detail?audienceType=Investor&ticker=TAN.  We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective

The ETF uses an “indexing” investment approach to seek to track investment results, before fees and expenses, of the index. MAC Indexing, LLC compiles and maintains the index and S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC) calculates the index. For more information on the index, see “The Index” below.

The ETF generally will invest at least 90% of its total assets in the securities (including American depositary receipts (“ADRs”)) that comprise the index (the “index constituents”). The ETF employs a “full replication” methodology in seeking to track the index, meaning that it generally will invest in all of the securities comprising the index in proportion to their weightings in the index.  However, under various circumstances, it may not be possible or practicable to purchase all of the index constituents in the same weightings at which they are reflected in the index.  In those circumstances, the ETF may purchase a sample of index constituents. A “sampling” methodology means that the investment advisor uses quantitative analysis to select securities from the index universe to obtain a representative sample of securities that have, in the aggregate, investment characteristics similar to the index in terms of key risk factors, performance attributes and other characteristics.  These include industry weightings, market capitalization, return variability, earnings valuation, yield and other financial characteristics of securities.  When employing a sampling methodology, the investment advisor bases the quantity of holdings in the ETF on a number of factors, including asset size of the ETF, and generally expects the ETF to hold less than the total number of securities in the index.  However, the investment advisor reserves the right to invest the ETF in as many securities as it believes necessary to achieve the ETF’s investment objective.

There also may be instances in which the investment advisor may choose to (i) overweight a security in the ETF in excess of its weight in the index, (ii) purchase securities not contained in the index that the investment advisor believes are appropriate to substitute for certain securities in the index or (iii) utilize various combinations of other available investment techniques in seeking to track the index. The ETF may sell securities included in the index in anticipation of their removal from the index, or purchase securities not included in the index in anticipation of their addition to the index.

The ETF, after investing at least 90% of its total assets in index constituents, may invest its remaining assets in securities (including other funds) not included in the index and in money market instruments, including repurchase agreements or other funds, including affiliated funds, that invest exclusively in money market instruments (subject to applicable limitations under the Investment Company Act of 1940, or exemptions therefrom), convertible securities, structured notes (notes on which the amount of principal repayment and interest payments is based on the movement of one or more specified factors, such as the movement of a particular security or securities index) and in futures contracts, options and options on futures contracts.  The ETF may use options, futures contracts, convertible securities and structured notes to seek performance that corresponds to the index and to manage cash flows.

The ETF has adopted a policy to invest, under normal circumstances, at least 80% of the value of its net assets (plus the amount of any borrowing for investment purposes) in the particular types of securities, and/or in securities of companies in the particular industries or economic sectors, that are suggested by the ETF’s name (the “80% investment policy”). The ETF will meet its 80% investment policy by investing at least 80% of its net assets (plus the amount of any borrowing for investment purposes) in such securities.

The ETF’s investment objective and the 80% investment policy are non-fundamental policies that the board of trustees of the trust may change without shareholder approval, upon 60 days’ prior written notice to shareholders.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

Top Ten Holdings and Weights, Sector Weights and Country Weights

As of February 17, 2021, the top ten constituents of the ETF and their relative weights in the ETF were as follows: Enphase Energy (10.34%), GCL-Poly Energy Holdings Limited (8.83%), Solaredge Technologies, Inc. (8.03%), Xinyi Solar (7.32%), Daqo New Energy ADR (7.17%), Sunrun (6.76%), First Solar (5.21%), SunPower Corp. (4.57%), Scatec ASA (3.47%) and Hannon Armstrong Sustainable Infrastructure Capital Inc. (3.35%).

As of February 17, 2021, the ETF held stocks of companies in the following industries (with their corresponding weights in the ETF): Industrials (7.83%), Information Technology (63.07%), Financials (3.35%), Utilities (25.70%) and Investment Companies (0.04%). Sector designations are determined by the investment advisor using criteria it has selected or developed.  ETF investment advisors and index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between ETFs and indices or between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the relevant ETFs or indices.

As of February 17, 2021, the ETF held stocks of companies from the following countries (with their corresponding weights in the ETF): United States (45.18%), China (30.52%), Spain (6.05%), Germany (4.46%), Norway (3.47%), Canada (3.30%), France (2.70%), Japan (2.43%), Switzerland (1.17%) and India (0.73%).

Percentages may not sum to 100% due to rounding. The foregoing constituent and weighting information about the ETF was obtained from the investment advisor website without independent verification.

Holdings With Weights Equal to or in Excess of 5.5% of the Invesco Solar ETF as of February 17, 2021

Companies Registered Under the Exchange Act. Enphase Energy, Inc., Solaredge Technologies, Inc., Daqo New Energy Corp., and Sunrun Inc. are registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with stocks registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. In addition, information filed by the applicable underlier stock issuer with the SEC electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov.

Companies Not Registered Under the Exchange Act. Information regarding GCL-Poly Energy Holdings and Xinyi Solar Holdings Ltd. can be found on their respective company websites. There is generally less publicly available information about such companies than about companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Historical Closing Prices and Other Information. The graphs below, except where otherwise indicated, show the daily historical closing levels of Enphase Energy, Inc., GCL-Poly Energy Holdings Limited, Solaredge Technologies, Inc., Xinyi Solar Holdings Limited, Daqo New Energy Corp. and Sunrun Inc. from January 1, 2016 through February 17, 2021. We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification.  We have taken the descriptions of the underlier stock issuers set forth below from publicly available information without independent verification.

According to publicly available information, Enphase Energy, Inc. is an energy technology company. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-35480.

Historical Performance of Enphase Energy, Inc.

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According to its publicly available documents, GCL-Poly Energy Holdings Limited is developer and manufacture of high-efficiency photovoltaic materials. Information regarding GCL-Poly Energy Holdings Limited can be found on the company’s website at gcl-poly.com.hk/en/. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Historical Performance of GCL-Poly Energy Holdings Limited

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According to publicly available information, Solaredge Technologies, Inc. is an solar energy technology company. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-36894.

Historical Performance of Solaredge Technologies, Inc.

Closing Level
400
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According to its publicly available documents, Xinyi Solar Holdings Ltd. is a solar glass manufacturer. Information regarding Xinyi Solar Holdings Ltd. can be found on the company’s website at xinyisolar.com/en/. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Historical Performance of Xinyi Solar Holdings Limited

Closing Level
25
20
15
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5
0
Jan-2016
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According to publicly available information, Daqo New Energy Corp. is a polysilicon manufacturer. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-34602.

Historical Performance of Daqo New Energy Corp.

Closing Level
140
120
100
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Jan-2016
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According to publicly available information, Sunrun Inc. is a solar energy company. Information filed with the SEC by the underlier stock issuer under the Exchange Act can be located by referencing its SEC file number 001-37511.

Historical Performance of Sunrun Inc.

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Correlation

The investment advisor seeks correlation over time of 0.95 or better between the ETF’s performance and the performance of the index (a figure of 1.00 would represent perfect correlation).  Another means of evaluating the relationship between the returns of the ETF and the index is to assess the “tracking error” between the two. Tracking error refers to the variation between the ETF’s annual return and the return of the index, expressed in terms of standard deviation. The ETF seeks to have a tracking error of less than 5%, measured on a monthly basis over a one-year period by taking the standard deviation of the difference in the ETF’s return versus the index’s returns. Since the ETF uses an indexing approach to try to achieve its investment objective, the ETF will not take temporary defensive positions during periods of adverse market, economic or other conditions.

Although the investment advisor seeks to track the performance of the index as closely as possible (i.e., achieve a high degree of correlation with the return of the index), the ETF’s return may not match or achieve a high degree of correlation with the return of the index for a number of reasons.  For example, the ETF incurs operating expenses not applicable to the index and incurs costs in buying and selling securities, especially when rebalancing the ETF’s securities holdings to reflect changes in the composition of the index. Furthermore, if the ETF used a sampling approach, it may result in returns that are not as well-correlated with the return of the index as would be the case if the ETF purchased all of the components of the index in the proportions represented in the index.  In addition, the performance of the ETF and the index may vary due to asset valuation differences and differences between the ETF’s portfolio and the index resulting from legal restrictions, costs or liquidity constraints.

The ETF is the successor to the Guggenheim Solar ETF (the “predecessor fund”) as a result of the reorganization of the predecessor fund into the ETF, which was consummated after the close of business on May 18, 2018. Accordingly, the performance information shown below for periods ending on or prior to May 18, 2018 is that of the predecessor fund. For the period ended January 31, 2021, the investment advisor website gave the following performance figures for market price of an ETF share (based on the midpoint of the bid/ask spread at 4:00 p.m. ET) and the index: ETF—year to date, 5.89%; 1 year on an annualized basis, 239.18%; 3 years on an annualized basis, 63.85%; 5 years on an annualized basis, 36.11%; 10 years on an annualized basis, 6.27%; since inception on April

15, 20081 on an annualized basis, -4.10%; index—year to date, 6.48%; 1 year on an annualized basis, 239.79%; 3 years on an annualized basis, 62.90%; 5 years on an annualized basis, 34.58%; 10 years on an annualized basis, 3.69%; since the ETF’s inception on April 15, 2008 on an annualized basis, -5.85%.

Industry Concentration Policy

In following its methodology, the index from time to time may be concentrated to a significant degree in securities of issuers located in a single industry or sector.  To the extent that the index concentrates in the securities of issuers in a particular industry or sector, the ETF will also concentrate its investments to approximately the same extent.

Creation Units

The ETF issues and redeems shares at net asset value only with authorized participants and only in large blocks of 80,000 shares (each, a “creation unit”), or multiples thereof, generally in exchange for a basket of securities.  Except when aggregated in creation units, the shares are not redeemable securities of the ETF.

MAC Global Solar Energy Index

The MAC Global Solar Energy Index, which we also refer to in this description as the “index”:

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	was first launched on March 31, 2008 based on an initial value of 1,000; and
•	is sponsored by MAC Indexing, LLC (“index sponsor”) and calculated by S&P Opco, LLC (a subsidiary of S&P Dow Jones Indices LLC).

The MAC Global Solar Energy Index is designed to track the global solar energy equity sector. The MAC Global Solar Energy Index includes companies listed on exchanges in specified countries (described below) that derive a significant amount of their revenues from solar business activities. The MAC Global Solar Energy Index is a net total return index and is calculated using a modified market capitalization-weighted methodology. As of February 17, 2021, the MAC Global Solar Index had 30 constituents. Additional information is available on the following website: macsolarindex.com/index-details/. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Index Construction

Constituent stocks must be listed on an exchange in one of the following countries: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom or the United States. Effective March 2021, the following countries will be added to this list: Israel, Luxembourg, South Korea and Taiwan.

The MAC Global Solar Energy Index selects stocks based upon the relative importance of solar power within the company’s business model. Segment revenue is the primary metric used for determining a company’s solar exposure, if available, but other metrics may be used for determining solar exposure depending on availability, such as EBITDA, net income, earnings, balance sheet, portfolio holdings, cash flow, cash available for distribution, solar electricity capacity or production in energy terms or other relevant metrics.

Companies that qualify for inclusion in the MAC Global Solar Energy Index must derive a significant portion of their revenue (or other relevant metric) from operating in the following business segments of the solar industry: solar power equipment producers including ancillary or enabling products such as tracking systems, inverters, batteries, or other energy storage systems; suppliers of raw materials, components or services to solar producers or developers; companies that produce solar equipment fabrication systems; companies involved in solar power system installation, development, integration, maintenance, or finance; companies that produce hydrogen using solar energy; companies that provide solar-powered charging systems for electric vehicles or other electric devices; companies selling systems that use solar thermal energy to produce heat or electricity; or companies that sell electricity derived from solar power.

To determine whether solar power is a significant component of a company’s business, the index sponsor uses the following process. All publicly-traded companies with any connection to the solar industry, and that are listed in one of the countries specified herein, are identified by company description database searches and bottom-up industry research of publicly available information and databases. Based on a review of the company’s public filings and company description, companies identified through the initial search are put into groups:

•

Pure-Play Group. Companies that generate in excess of two thirds of their revenue from solar related business are considered to have their primary business in the solar industry and are placed in the Pure-Play Group. These are assigned an exposure factor of 1.0.

•

Medium-Play Group. Companies that operate in multiple industries but have significant exposure to the solar industry — defined as generating less than approximately two thirds but more than approximately one third of their revenue from solar related business — are placed in the Medium-Play Group. These are assigned an exposure factor of 0.5.

•

Eliminated Group. Companies with marginal exposure to the solar industry — defined as generating less than approximately one third of their revenue from solar related business — are eliminated from consideration as an index constituent.

In addition to falling into the Pure-Play Group or the Medium-Play Group, securities eligible for inclusion in the MAC Global Solar Energy Index that are not existing constituents of the MAC Global Solar Energy Index must be listed on an exchange in a specified country, as defined above, have a minimum float-adjusted market capitalization greater than or equal to $150 million as of the reference date preceding each rebalance and have a minimum one month average daily trading value of $750,000 as of the reference date preceding each rebalance. Securities in the Pure-Play Group or Medium-Play Group that do not meet these criteria are excluded from consideration as an index constituent. Securities that are already in the MAC Global Solar Energy Index are not subject to the minimum market capitalization and trading value to remain constituents of the MAC Global Solar Energy Index.

Constituent Weighting

The weighting of index constituents on the rebalance date is determined as follows:

•

The float-adjusted market capitalization for each security is multiplied by its exposure factor of either 1.0 or 0.5, meaning the market capitalization for the securities in the Pure-Play Group is taken at full value and for the securities in the Medium-Play Group is reduced by one half.

•	The resulting adjusted market capitalizations are used to create a standard market-capitalization-weighted index with raw weighting factors.
•

If necessary, the raw weighting factors are modified through a weighting-gap rebalancing algorithm to ensure that, at the time of rebalance, no security in the MAC Global Solar Energy Index has an individual weighting greater than 10% and that the aggregate weighting of securities in the MAC Global Solar Energy Index with individual weightings of more than 4.5% is no more than 45.0% of the total index. The weighting-gap rebalancing algorithm progressively reduces the weighting gap between adjacent securities, as ranked by their raw weighting factors, on a proportional basis, until the weighting parameters specified above are met. The index sponsor may adjust the weights to account for liquidity, solar exposure, ownership, or diversification factors. In addition, the MAC Global Solar Energy Index follows an “80% investment policy” whereby at least 80% of the combined weight of the index constituents must be represented by companies that derive at least 50% of their revenues from the solar industry. Stocks with less than 50% solar revenue will either be dropped from the MAC Global Solar Energy Index, not included in the MAC Global Solar Energy Index, or have a weight adjustment to the extent necessary to comply with this policy.

Calculation of the MAC Global Solar Energy Index2

The ETF tracks the performance of the net total return version of the MAC Global Solar Energy Index. The net total return version of the MAC Global Solar Energy Index is used to account for tax withheld from dividends. The net total return calculation begins with the price return version of the MAC Global Solar Energy Index. The value of the price return index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the MAC Global Solar Energy Index times the number of float shares of such stock times the exchange rate (when applicable) times the exposure factor of such stock, and the denominator of which is the divisor.

The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below. The level of the MAC Global Solar Energy Index reflects the total market value of all index stocks relative to the index’s base date of March 31, 2008.

Once the price return index has been calculated, the net total return index is calculated. First, the net total daily dividend for each stock in the MAC Global Solar Energy Index is calculated by multiplying the per share dividend, adjusted to account for the tax taken out of the payment based on the applicable withholding rate from the perspective of a Luxembourg investor, by the number of shares included in the MAC Global Solar Energy Index. Then the net index dividend is calculated by aggregating the net total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next the net daily total return of the MAC Global Solar Energy Index is calculated as a fraction minus 1, the numerator of which is the sum of the index level plus the net index dividend and the denominator of which is the index level on the previous day. Finally, the net total return index for that day is calculated as the product of the value of the net total return index on the previous day times the sum of 1 plus the index daily net total return for that day.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the MAC Global Solar Energy Index.

Adjustments for Corporate Actions

If an index constituent is determined to be delisted, illiquid, in bankruptcy or debt restructuring proceedings, acquired or in extreme legal, regulatory or financial distress, that constituent may be removed from the MAC Global Solar Energy Index effective immediately and the stock will not be replaced. An index constituent that is under a trading halt or suspension will be reviewed on an ongoing basis for possible deletion. A spin-off from an existing index constituent will automatically be included in the MAC Global Solar Energy Index if it meets the index criteria described above but will be dropped from the MAC Global Solar Energy Index as soon as it is reasonably practicable if the spun-off company does not meet the index criteria described above.

A company that recently completed an initial public offering and that meets the criteria described above can be considered for inclusion as an index constituent only at the time of the quarterly index rebalance and only after the security has completed at least two months of trading history.

Index Maintenance

Except in unusual circumstances (including, but not limited to, mergers, spin-offs, delisting, tender offers or the acquisition of bankruptcy of a company), the MAC Global Solar Energy Index will be rebalanced on the third Friday of the last month of each calendar quarter (i.e. the third Friday of each March, June, September and December), with a reference date for the data being the first business day of the last month of the calendar quarter. At the quarterly index rebalance, securities may be added or deleted as index constituents according to the criteria defined above and the exposure factor may be changed based on a shift in the company’s relative exposure to the solar industry. Also, constituent weightings may be adjusted at the quarterly index rebalance to reflect a change in the exposure factor for a particular stock, the addition or deletion of index constituents and/or the need to meet the specified weighting requirements.

[1]

The ETF is the successor to the Guggenheim Solar ETF (the “predecessor fund”) as a result of the reorganization of the predecessor fund into the ETF, which was consummated after the close of business on May 18, 2018. Accordingly, the performance information shown for periods ending on or prior to May 18, 2018 is that of the predecessor fund.

[2]	We independently confirmed with the index sponsor that they use the S&P Mathematics Methodology.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlier has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier, including because of the recent volatility described above.  We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlier. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from January 1, 2016 through February 17, 2021. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity ETFs. We obtained the closing levels of the underlier in the graph below from Bloomberg Financial Services, without independent verification. The underlier is the successor to the Guggenheim Solar ETF (the “predecessor fund”) as a result of the reorganization of the predecessor fund into the underlier, which was consummated after the close of business on May 18, 2018. In the graph, historical closing levels after the reorganization of the predecessor fund into the underlier on May 18, 2018 can be found to the right of the vertical solid line marker. Closing levels to the left of the vertical solid line marker reflect the underlier closing levels before the reorganization of the predecessor fund into the underlier as of the close of business on May 18, 2018.

Historical Performance of the Invesco Solar ETF

140
120
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Closing Level
Jan-2016
Jan-2017
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Jan-2021

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a tax exempt organization;
•	a regulated investment company;
•	a partnership;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes – in the absence of a change in law, an administrative determination or a judicial ruling to the contrary – to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss. If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above and you should consult your tax advisor with respect to the tax treatment of the notes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, including whether the holder of an instrument such as your notes should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Holders” in the accompanying prospectus. Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — Non-United States Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlier during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m)

financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-35 of the accompanying general terms supplement no. 8,671 and “Plan of Distribution — Conflicts of Interest” on page 125 of the accompanying prospectus. GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $      .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to a dealer at such price less a concession not in excess of      % of the face amount. In addition to the concession, GS&Co. will pay a fee of       % of the face amount to an affiliate of the dealer in connection with certain services provided directly by such affiliate to the dealer. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer affiliated with GS Finance Corp.

We expect to deliver the notes against payment therefor in New York, New York on March 10, 2021. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,671, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,671, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,671, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

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GS Finance Corp.

Leveraged Invesco Solar ETF-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC